PURCHASE AND SALE AGREEMENT

This **PURCHASE AND SALE AGREEMENT** (the "Agreement") is made and entered into as of this 1st day of May, 2024, by and between **BIBB COUNTY HOLDINGS II, LLC**, a Georgia limited liability company ("Purchaser"), and **GOODWILL HUNTING, LLC**, a Georgia limited liability company (the "Seller").

W I T N E S S E T H:

FOR AND IN CONSIDERATION of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency whereof are hereby acknowledged, Purchaser agrees to buy, and Seller agrees to sell, certain real property located in Macon, Bibb County, Georgia identified as Bibb County Tax Parcels P1030040, P1030254, P1030253, P1030043, P1030052, and P1030252 and being more particularly described on **Exhibit A** attached hereto and made a part hereof (the "Land"), together with (a) any and all improvements located thereon, including that certain skilled nursing facility known as "Archway Transitional Care Center" located at 4373 Houston Avenue, Macon, Bibb County, 31206 (the "Facility" and collectively, the "Improvements"), (b) all furniture, fixtures, furnishings, equipment, tools, supplies, and other personal property (except for items owned or leased by third parties or which are leased by Seller) which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Land or Improvements (the "Personal Property"), (c) all easements, variances, water rights, mineral rights, and other rights appurtenant thereto, (d) all of Seller's right, title, and interest in and to any public rights-of-way adjoining the Land or Improvements, (e) any and all paid development fees, impact fee credits, water, sewer, or other utility tap rights, sewer reservation rights, paid meter or service fees, or other amounts that have been paid to any governmental authority in connection with any development of the Land or any utility service provided to any Improvements located on the Land, and (f) all of Seller's right, title, and interest in and to any licenses, permits, approvals, and entitlements relating to the Land or Improvements, including, without limitation, all certificates of need, certificates of occupancy, provider numbers, provider agreements, approvals, qualifications, and other authorizations which have been granted by any governmental authority, including those related to or affecting the ownership, operation, maintenance, management, use, regulation, development or expansion of the Facility, the provision of health care services therein, or the reimbursement of health care costs relating thereto. The property rights described in (c), (d), (e), and (f) above are hereinafter collectively referred to as the "Ancillary Property Interests". The Land, the Facility, the Improvements, the Personal Property, and the Ancillary Property Interests are hereinafter collectively referred to as the "Property". For the avoidance of doubt, Seller acknowledges, agrees, and covenants that (i) the Facility is authorized under the existing certificate of need for 172 skilled nursing beds, (ii) only 100 licensed skilled nursing beds are currently in use at the Facility, (iii) Seller owns all right, title, and interest with respect to the additional 72 authorized skilled nursing beds permitted under the certificate of need for the Facility, and (iv) the Property conveyed to Purchaser pursuant to this Agreement shall expressly include all right, title, and interest of Seller in and to all 172 skilled nursing beds authorized under the certificate of need for the Facility (regardless of whether the same are currently in use at the Facility). If the Survey or Purchaser's title examination reveals that the Facility includes additional land and/or appurtenant property rights other than described on **Exhibit A**, then, at Purchaser's election, said land and/or additional rights shall be conveyed by Seller to Purchaser and included within the definition of "Property." The terms and conditions of the purchase and sale of the Property shall be as hereinafter set forth:

1. PURCHASE PRICE; EARNEST MONEY.

1.1 Purchase Price. The purchase price for the Property ("Purchase Price") payable at the Closing by Purchaser to Seller shall be SIX MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($6,750,000.00). Purchaser shall pay the Purchase Price to Seller in cash at Closing

by wire transfer deposited to the account designated by Seller, subject to adjustments, prorations, offsets, and credits as herein provided.

1.2 Earnest Money. Within five (5) business days following the Effective Date, Purchaser will deliver the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the "**Earnest Money**") to Short Commercial Title & Escrow, LLC, d/b/a Hughes White Kralicek Short (the "**Escrow Agent**"). The Earnest Money shall be held in escrow by Escrow Agent pursuant to the escrow agreement, a copy of which is attached hereto as Exhibit B and made a part hereof (the "**Escrow Agreement**"). The Earnest Money shall be non-refundable to Purchaser, except as otherwise provided herein. Purchaser shall receive a full refund of the Earnest Money in the event (a) Purchaser elects to terminate this Agreement due to a default by Seller hereunder or otherwise exercises a termination right afforded to Purchaser under this Agreement, (b) any one of Purchaser Closing Conditions (as hereinafter defined) is not satisfied or waived by Purchaser in writing by its respective deadline, or (c) Purchase elects to terminate this Agreement due to any material casualty or condemnation affecting the Property or any portion thereof as provided in this Agreement. The Earnest Money shall be applied to the Purchase Price at Closing for the benefit of Purchaser or released as otherwise provided in this Agreement.

2. **TITLE AND SURVEY.** Purchaser shall obtain a commitment for title insurance on the Land and Improvements ("Title Commitment") issued by a title insurance company acceptable to Purchaser (the "Title Company"), together with copies of all items shown as exceptions to title therein. Purchaser may also obtain a survey of the Land and Improvements (the "Survey"), which shall be prepared by a surveyor selected by Purchaser. Prior to the expiration of the Inspection Period, Purchaser may provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser ("Title Notice"). Within ten (10) days following Seller's receipt of Purchaser's Title Notice, Seller shall provide Purchaser with written notice (the "Seller's Reply Notice") of those title and Survey matters set forth in the Title Notice which Seller agrees to cure or to cause to be cured at or prior to Closing (and Seller shall then be obligated for such cure on or prior to Closing). Notwithstanding anything to the contrary contained herein, Seller shall be obligated (i) to cure on or before Closing all title and Survey matters of a monetary nature affecting the Property, including all security deeds, mortgages, financing statements, and similar financial instruments, all mechanic's and materialmen's liens, judgments, FiFas, tax liens, unpaid real and/or personal property taxes, public or private assessments and all broker's and surveyor's liens and other liens for the payment of services or commissions (collectively, "Monetary Liens"), provided, however, "Monetary Liens" shall expressly exclude any all title and survey matters of a monetary nature affecting the Property created by Bibb County Health Care, LLC, a Georgia limited liability company (the "Existing Purchaser Affiliate Tenant"), and (ii) to terminate at Closing all existing tenancies and rights to possession of the Property, including, without limitation that certain Lease Agreement dated as of June 30, 2016, by and between Seller and the Existing Purchaser Affiliate Tenant (as modified and amended from time to time, the "Existing Lease"). Purchaser's right with respect to those matters which Seller refuses to cure or fails to cure, shall be either to elect on or before Closing to waive such objections, to deduct from the Purchase Price at Closing the amount necessary to satisfy any Monetary Liens, or to terminate this Agreement by written notice to Seller and receive a full refund of the Earnest Money. Seller shall not, without the prior express written consent of Purchaser, encumber, pledge or assign the Property or any right or interest therein or thereto or grant any easement, lien, or encumbrance thereon, or seek to do, or enter into discussions with respect to, any of the foregoing after the Effective Date.

3. **INSPECTIONS.** Subject to the terms of this Agreement, Purchaser, its engineers, surveyors, agents and representatives shall have the right to go on the Property to inspect and survey the Property and to conduct, at its expense, relevant studies, investigations, tests, and inspections which, in Purchaser's sole opinion, are necessary or desirable to determine the condition of the Property. Purchaser shall have a period of forty-five (45) days (the "Inspection Period") from and after the Effective Date, in which to

undertake any due diligence and/or inspections of the Property as Purchaser deems necessary or appropriate, including obtaining a fair market value appraisal. The Inspection Period shall expire at 11:59 PM on the last day of the Inspection Period. In order to assist Purchaser in its inspections of the Property, Seller shall deliver to Purchaser within two (2) days following the Effective Date all records and documentation relating to the Property that are in Seller's possession or control (collectively, "Due Diligence Items"), including, but not limited to: (a) soil, engineering, and environmental reports, if any; (b) surveys and title policies and copies of title exceptions, if any; (c) any and all construction plans, drawings, or specifications, if any; and (d) a list of any pending litigation relating to the Property. Prior to the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement for any reason or no reason by delivering written notice to the Seller, in which event the Purchaser shall receive a full refund of all the Earnest Money.

4. **CONDITIONS PRECEDENT TO CLOSING**. Purchaser's obligation to close the acquisition of the Property pursuant to this Agreement is conditioned on all of the following (collectively, the "Purchaser Closing Conditions"):

4.1 No material adverse change in the condition of the Property shall have occurred since the Effective Date.

4.2 All of Seller's covenants and obligations contained in this Agreement shall have been performed by Seller in all material respects as of Closing. All of Seller's representations and warranties are true and correct in all material respects as of the Effective Date and as of Closing.

4.3 The Title Company shall be irrevocably committed to issue to Purchaser an owner's title insurance policy in form and substance satisfactory to Purchaser for the Land and Improvements, which insures good and marketable fee simple title to the Land and Improvements, subject only to exceptions acceptable to Purchaser.

4.4 Seller shall have provided payment (either prior to Closing or as a disbursement on the Closing Statement out of the Purchase Price payable to Seller) for all Monetary Liens so that the same may be satisfied and released at or prior to Closing.

4.5 Purchaser's receipt of all required and desirable governmental approvals, permits and entitlements necessary to ensure that the Facility can continue to be operated as skilled nursing facility pursuant to valid and viable Certificate of Need and licenses, and without billing interruption.

4.6 Purchaser's determination, in its sole discretion, that the Purchase Price is not in excess of the fair market value of the Property.

If any of the above conditions precedent to Purchaser's obligation to close has not been satisfied as of the Closing, Purchaser may (i) terminate this Agreement by written notice to Seller and receive a full refund of the Earnest Money, whereby Purchaser shall have no further obligations or liabilities under this Agreement, except as expressly set forth herein, (ii) extend the Closing or due date of the performance of the applicable condition by written notice to Seller for a reasonable period of time to allow for the satisfaction of the condition (and, if Purchaser requests, in its sole discretion, Seller and Purchaser shall enter into an amendment to this Agreement to evidence the extension), or (iii) waive the condition, in whole or in part, and consummate the Closing contemplated hereby. If the Purchaser elects to extend the Closing or due date for performance, and at the end of such extended period of time, the applicable condition still has not been satisfied, Purchaser may elect to exercise the remedies set forth in items (i) or (iii) in the immediately preceding sentence.

5. **CLOSING**. Except as otherwise set forth herein, Purchaser and Seller shall consummate and close the purchase and sale contemplated by this Agreement (the "Closing") on (or at Purchaser's option, before) fifteen (15) days after the expiration of the Inspection Period, provided that all Purchaser Closing Conditions have been satisfied or waived by Purchaser in writing (the date upon which the Closing occurs shall be referred to herein as the "Closing Date"). Closing shall be held on the Closing Date in escrow at the offices of Escrow Agent at 2300 Windy Ridge Parkway, Suite 570 South, Atlanta, Georgia 30339, at 10:00 A.M. or such other time mutually agreed to by Purchaser and Seller, which Closing shall take place through the execution and exchange, via overnight delivery or courier delivery, of the original documents, instruments and agreements herein contemplated. In the event that a performance deadline or date contained herein falls on a non-business Day, such date or deadline, as applicable, shall occur on the next business Day. The term "business day" shall mean any day, except a Saturday or Sunday, on which Purchaser's banking institution is open for business. Possession of the Property shall be granted to Purchaser at Closing.

5.1 At Closing, Seller shall execute and deliver to Purchaser a Limited Warranty Deed utilizing the legal description set forth in the Title Commitment and a Quitclaim Deed utilizing the legal description from the Survey (if different from the Title Commitment), in each case in recordable form, conveying the Land and Improvements to Purchaser, free and clear of (i) all Monetary Liens; and (ii) all liens, claims and encumbrances required to be released pursuant to Section 2 above. Possession of the Property shall be granted to Purchaser at Closing. The Limited Warranty Deed and the Quitclaim Deed shall hereinafter be collectively referred to as the "Deeds".

5.2 At Closing, there shall be no proration of ad valorem taxes due and payable on the Property for the calendar year in which Closing occurs, and Purchaser shall be solely responsible for all ad valorem taxes coming due after the Closing Date.

5.3 Purchaser shall pay the cost of the title examination, the premium for an owner's title insurance policy, and any and all endorsements thereto, the Survey, any environmental site assessment costs, and the cost of any other due diligence inspections.

5.4 At Closing, Seller shall pay the State of Georgia property transfer tax and execute and deliver a State of Georgia transfer tax declaration for the Land and Improvements.

5.5 At Closing, Seller shall pay any and all recording fees for any document associated with curing Monetary Liens and all costs incurred in curing Monetary Liens which Seller is obligated to cure hereunder, or any other costs incurred in curing other title or Survey matters. Purchaser shall pay the cost of recording the Deeds.

5.6 At Closing, Seller and Purchaser agree to comply with and to execute and deliver such certifications, affidavits and statements that are required in order to meet the requirements of Internal Revenue Code Section 1445 (Foreign/Non-Foreign Seller).

5.7 At Closing, Seller shall deliver the necessary certificate in form and content to establish that Seller is a Georgia resident and is not subject to withholding from the proceeds of the sale of Property.

5.8 At Closing, Seller shall execute and deliver to the Title Company a customary owner's affidavit, gap indemnity, and other customary title documents reasonably requested by the Title Company or Purchaser.

5.9 At Closing, Seller shall deliver to Purchaser an affidavit regarding brokers with respect to the transaction. If applicable, Seller shall deliver to Purchaser at Closing a lien waiver and release (including, without limitation, a release of any lien permitted under O.C.G.A. § 44-14-602) from all real estate agents and brokers employed by Seller or whose assistance or advice was used by Seller in negotiating this Agreement.

5.10 Seller shall deliver copies of any authority documents reasonably required by the Title Company.

5.11 At Closing, Seller shall execute and deliver to Purchaser a bill of sale and assignment with respect to the Personal Property and Ancillary Property Interests.

5.12 At Closing, Purchaser and Seller shall enter into mutual termination of the Existing Lease effective as of Closing, and Seller shall simultaneously with Closing refund to the Existing Purchaser Affiliate Tenant any and all security deposits (including the existing security deposit of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) currently being held by Seller pursuant to the Existing Lease), rent deposits, prepaid rents, escrows, or other similar deposits, collateral, or amounts held pursuant the Exiting Lease or other payments made by Existing Purchaser Affiliate Tenant pursuant to the Existing Lease which are allocated to any period from and after Closing, if any (collectively, "Existing Lease Credits"). Such mutual termination of the Existing Lease shall not require any termination fee or other similar payment by Tenant but shall include an unconditional release of the Existing Purchaser Affiliate Tenant from any and all liability under the Existing Lease. Purchaser shall have the right, in its sole discretion, to offset against the Purchase Price at Closing any Existing Lease Credits and in such event such offsets shall be more particularly described on the Closing Statement (as hereinafter defined).

5.13 Purchaser and Seller have a mutual obligation to deliver a closing statement (the "Closing Statement") at Closing.

5.14 Purchaser and Seller shall each pay their respective legal fees, accounting fees and any other incidental expenses either incurs in connection with the Closing.

5.15 Purchaser and Seller agree to execute any other commercially reasonable documents necessary to effectuate the transaction contemplated in this Agreement. Furthermore, after Closing, Purchaser and Seller shall deliver to each other additional materials that may be reasonably requested by either of them in connection with the consummation of the purchase and sale of the Property, in accordance with the terms and conditions of this Agreement. The provisions of this Section 5.15 shall survive the Closing.

6. **DEFAULT AND REMEDY**.

6.1 In the event of a default, breach, or a breach of warranty or representation contained in this Agreement and prior to the exercise of the rights hereinafter provided to either party, the defaulting party shall be entitled to written notice of the specific default or breach and to ten (10) calendar days after the receipt of that written notice in which to cure said default, breach or other problem. If such default or breach is not corrected within that period, then an "Event of Default" shall have occurred and the parties shall be entitled to the rights and remedies hereinafter set forth.

6.2 If the transaction for the sale and purchase of the Property is not consummated because of an Event of Default of Purchaser that remains uncured after the expiration of any applicable cure or grace period, Seller may terminate this Agreement and the Earnest Money shall be paid to Seller as full liquidated damages, which shall be Seller's sole and exclusive remedy for such default of Purchaser.

Seller hereby specifically waives any remedy of specific performance or damages other than liquidated damages as provided for herein available to Seller by reason of Purchaser's default hereunder.

6.3 If the transaction for the sale and purchase of the Property is not consummated because of an Event of Default by Seller, then Purchaser shall, at Purchaser's option, have the right to: (a) terminate this Agreement by written notice to Seller, and receive a full refund of the Earnest Money, whereby Purchaser shall have no further obligations or liabilities under this Agreement, or (b) seek specific performance of this Agreement; provided, however, if the remedy of specific performance is not available due to any act or omission by Seller, then Purchaser may seek and pursue an action against Seller for the actual damages incurred by Purchaser.

7. **SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.** Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the date of Closing, and agrees with Purchaser the following:

7.1 Title; Other Real Estate Matters. Seller holds good, marketable, fee simple title to the Property. Seller has not entered into, and during the pendency of this Agreement shall not invite, respond to or enter into, any other negotiations, letter of intent, option, agreement or contract to sell or lease the Property. Except for the Existing Lease, Seller has not entered into any lease, sublease, or any other occupancy agreement with respect to the Property that is still in effect. The Property is not subject to any security agreement, assignment, purchase option, rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except for matters of public record which will be extinguished at Closing. To Seller's knowledge, there are no disputes concerning the location of the lines and corners of the Property.

7.2 Compliance with Laws. To Seller's knowledge, there are no, and Seller has received no notice of any violations of, any law, municipal or county ordinance, or other legal requirement with respect to the Property or any part thereof.

7.3 Hazardous Substance or Waste. To the best of Seller's knowledge and belief, the Property contains no hazardous substance or waste, and there are no underground storage tanks on the Property. Seller has not received any complaint, order, citation, or notice from any governmental authority or private party with regard to the presence of hazardous substances or waste or other environmental problems affecting the Property.

7.4 Litigation. There is no pending or threatened, litigation or judicial proceeding against Seller or relating to any or all of the Property such as would affect the Property or Seller's ability to carry out the transaction contemplated by this Agreement.

7.5 Authority. Seller has the sole and exclusive right, power, and authority to enter into this Agreement, and convey the Property to Purchaser. The party executing this Agreement on behalf of Seller has right, power, and authority to bind the Seller to the terms and conditions of this Agreement. Seller has obtained all consents and approvals required to enter into this Agreement and perform its obligations hereunder. No other consents or approvals are required in order for Seller to enter into this Agreement and perform its obligations hereunder.

7.6 No Notice of Condemnation. There is no pending, threatened or, to the best of Seller's knowledge and belief, contemplated action by any governmental authority or any entity having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof.

7.7 Contracts. There are no service contracts, warranties, licenses, equipment leases or other agreements or arrangements with respect to the Property to which Seller is a party.

7.8 Additional Agreements. Seller shall not convey, transfer, option, lease, encumber, pledge or assign the Property or any right or interest therein or thereto or grant any easement, lien, or encumbrance thereon prior to Closing and the risk of loss for any casualty to the Property shall remain upon Seller.

No representations, warranties, assurances or statements by Seller in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Seller to Purchaser or any of its representatives contains or will contain any untrue statement, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Seller shall promptly notify Purchaser in writing of any event or condition known to Seller which occurs prior to Closing and which causes a material change in the facts relating to, or the truth of, any of the representations and warranties listed above. The representations and warranties of Seller set forth in this Section 7 shall survive Closing for a period of twelve (12) months from and after the Closing Date.

8. **ASSIGNMENT; TIME**. Except as otherwise stated herein, no party may assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign this Agreement to any entity controlled by, controlling, or under common control with, Purchaser. Time is of the essence of this Agreement.

9. **ENTIRE AGREEMENT**. This Agreement is the entire agreement between Purchaser and Seller with respect to the purchase and sale of the Property, and there are no oral or other written agreements or representations directly or indirectly connected with this Agreement. No modification of this Agreement shall be binding unless in writing and signed by Purchaser and Seller. The provisions of this Agreement are intended to be independent, and any term or provision of this Agreement that is declared invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent on any provision hereof. This Agreement shall be construed under the laws of the State of Georgia. This Agreement may be executed and delivered, including by facsimile or electronic transmission, in counterparts, each of which shall be deemed an original and all of which taken together shall constitute the same instrument. The parties comprising Seller (if more than one) shall have joint and several liability for the obligations of Seller under this Agreement.

10. **NOTICES**. Any notice required or permitted to be given hereunder shall be deemed to be given when (i) hand-delivered to the applicable addresses set forth below, (ii) one (1) business day after pickup by Federal Express, UPS, or similar overnight express delivery service if such notice is properly addressed to the applicable party and postage paid, or (iii) when delivered by email transmission upon receipt of electronic confirmation that such notices were delivered to the parties at the email addresses below. If any party provides for a copy (or copies) of such notice to be delivered as set forth below, notice to such party shall be deemed given only in the event such copy (or copies) are also deemed received.

If to Purchaser:	Bibb County Holdings II, LLC 110 Stone Brooke Drive Gray, Georgia 31032 Attention: Ronnie Rollins

Email: RRollins@chs-ga.org

With a copy to:	BakerHostetler 1170 Peachtree Street, NE, Suite 2400 Atlanta, Georgia 30309 Attention: Stephen Floyd, Esq. Email: sfloyd@bakerlaw.com
If to Seller:	8480 E. Orchard Road Greenwood Village, CO 80111 Attention: Adam Desmond Email: adam@selectis.com
With a copy to:	Clifford L. Neuman, Esq. 6800 N 79th Street, Suite 200 Niwot, CO. 80503 Email: clneuman@neuman.com

11. **CASUALTY; CONDEMNATION.**

11.1 If, prior to Closing, all or any part of the Property is damaged or destroyed, or access to all or any part of the Property is materially impeded (each, a "Casualty"), then Purchaser may, upon receipt of written notice of the insurance proceeds payable with respect to such Casualty, elect to terminate this Agreement by providing written notice to Seller within ten (10) business days of receiving notice of the insurance proceeds payable with respect to such Casualty, whereupon the Earnest Money shall be refunded promptly to Purchaser, and Purchaser shall have no further obligations or liabilities hereunder, except as expressly set forth in this Agreement. If Purchaser does not elect to terminate this Agreement following a Casualty as set forth above, then this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein shall be effected and Purchaser shall have the exclusive right to the insurance proceeds arising from such Casualty.

11.2 Seller agrees to give written notice to Purchaser of any action, condemnation or other proceeding threatened, pending or instituted for condemnation or other taking of all or any part of the Property by a body having the power of eminent domain (each, a "**Condemnation**") within ten (10) business days of Seller having knowledge of such action or proceeding. If, prior to Closing, all or any part of the Property or access to the Property is subject to or taken by a Condemnation, or sale in lieu thereof, then Purchaser, by written notice to Seller given within ten (10) business days following the date of Purchaser's receipt of Seller's written notice of such Condemnation, or if earlier, the Closing Date, may elect to terminate this Agreement by written notice to Seller, and receive a full refund of the Earnest Money. If Purchaser does not elect to terminate this Agreement following any notice of a Condemnation of the Property within said ten (10) Business Day period, or if earlier, the Closing Date, then this Agreement shall remain in full force and effect, and Seller shall assign, transfer, and set over to Purchaser all of Seller's right, title and interest in and to any awards that have been or that may thereafter be made for any such taking or sale in lieu thereof, in consideration of the Purchase Price. Seller agrees to allow Purchaser to cooperate in any negotiations for any Condemnation of the Property.

12. **EFFECTIVE DATE.** The Effective Date of this Agreement is the date on which this Agreement has been fully executed by Purchaser and Seller, and Purchaser and Seller have each received a fully executed copy of this Agreement.

13. **REAL ESTATE COMMISSIONS**: Blueprint Healthcare Real Estate Advisors ("Blueprint") has advised Seller in this transaction and will be entitled to a fee at closing. Except for Blueprint, Seller acknowledges and agrees, and represents and warrants to Purchaser, that no other broker, agent, commission salesperson, or other persons has represented Seller in connection with this Agreement or with respect to the Property. Seller shall compensate Blueprint pursuant to a separate agreement. Seller shall and does hereby hold Purchaser harmless from, and shall and does hereby indemnify Purchaser against, any and all commissions, fees and expenses due and payable to, or claimed by, any broker claiming by, through or under Seller. This Section 13 shall survive Closing.

14. **CONFIDENTIALITY.** Purchaser and Seller agree to keep the terms of this Agreement and any discussion between the parties relating to this matter confidential and not to disclose the terms or provisions of this Agreement or such discussions to any third party other than the parties' attorneys, consultants, or accountants who agree to be bound by the confidentiality provisions hereof, without the prior written consent of the non-disclosing party. The foregoing shall not apply as to any suit or action for enforcement of the terms of this Agreement. The provisions of this Section 14 shall survive the Closing.

* * * *

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the dates hereafter set forth.

PURCHASER:

BIBB COUNTY HOLDINGS II, LLC,
a Georgia limited liability company

By: Health Systems Real Estate, Inc., a Georgia nonprofit ~~corporation~~, its sole ~~member~~

By: [signature]
Name: Ronnie D. Rollins
Title: President

Date: 5/1/2024

SELLER:

GOODWILL HUNTING, LLC, a Georgia limited liability company

By: *[signature]*
Name: Adam Desmond
Its: CEO

Date: 5/1/2024

EXHIBIT A

THE LAND



qPublic.net Bibb County, GA
HARTLEY ST
DEWEY ST
HOUSTON AVE
Parcel ID P1030040
Class Code Commercial
Taxing District MACON-BIBB BIBB
Acres 2.08
Owner GOODWILL HUNTING LLC
8480 E ORCHARD RD STE 4900
GREENWOOD VILLAGE, CO 80111
Physical Address 4360 HOUSTON AVE
Assessed Value Value $1530671
(Note: Not to be used on legal documents)

EXHIBIT B

ESCROW AGREEMENT

[SEE ATTACHED]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (hereinafter referred to as "**Escrow Agreement**") is made and entered into as of May 1, 2024, by and among (i) **BIBB COUNTY HOLDINGS II, LLC**, a Georgia limited liability company ("Purchaser"); (ii) **GOODWILL HUNTING, LLC**, a Georgia limited liability company (the "Seller"); and (iii) **SHORT COMMERCIAL TITLE & ESCROW, LLC,** a Georgia limited liability company (d/b/a Hughes White Kralicek and Short) (hereinafter referred to as "Escrow Agent").

WHEREAS, Seller and Purchaser have entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") dated as of May 1, 2024, for the purchase and sale of certain real property certain real property located in Macon, Bibb County, Georgia identified as Bibb County Tax Parcels P1030040, P1030254, P1030253, P1030043, P1030052, and P1030252, together with any and all improvements located thereon, including that certain skilled nursing facility known as "Archway Transitional Care Center" located at 4373 Houston Avenue, Macon, Bibb County, 31206 and certain other property interests as more particularly described in the Purchase and Sale Agreement (hereinafter referred to as the "Property"); and

WHEREAS, Purchaser and Seller desire to have Escrow Agent hold certain earnest money funds, in escrow pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto covenant and agree as follows:

Seller and Purchaser hereby appoint Escrow Agent as "Escrow Agent" hereunder.

Purchaser has, or will, deposit and deliver to Escrow Agent certain funds in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the "Earnest Money") representing the Earnest Money due under the Purchase and Sale Agreement. Additional monies may be deposited with Escrow Agent as may be provided in the Purchase and Sale Agreement, all of which are to be held and disbursed as provided herein and in the Purchase and Sale Agreement.

Escrow Agent agrees to deposit the Earnest Money in a non-interest bearing attorney's escrow account and to hold and disburse the funds as herein provided. Notwithstanding anything to the contrary contained in the Purchase and Sale Agreement, the undersigned hereby agree that the disposition of the Earnest Money shall be solely governed by this Escrow Agreement.

Upon written notification from Purchaser, Escrow Agent shall deliver the Earnest Money pursuant to the terms and conditions of the Purchase Agreement or as jointly instructed by the parties, assuming said written instructions are mutually compatible. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Escrow Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged. Escrow Agent shall be fully indemnified by the parties hereto for all his expenses, costs, and attorney's fees incurred in connection with any interpleader action which Escrow Agent may file, in its sole discretion, to resolve any dispute as to the Earnest Money; or which may be filed against the Escrow Agent. Escrow Agent's estimate of such costs, expenses or attorney's fees, shall be deducted from the Earnest Money, and the parties hereby authorize

and direct Escrow Agent to sever said estimate from the Earnest Money and acknowledge and agree that the interpleaded amount shall be the Earnest Money minus the estimate. The undersigned parties hereby agree that upon a final judgment of any action with regard to a dispute as to the Earnest Money, Escrow Agent shall be reimbursed from the corpus of the amount interpleaded for any costs, expenses or attorney's fees in excess of the severed and retained estimate, and will remit to the parties to the action any excess amount remaining after payment of all Escrow Agent's costs, expenses and attorney's fees, in accordance with any directive contained within the final judgment. The undersigned Purchaser and Seller hereby consent to the Superior Court of Cherokee County, Georgia, as the venue for said interpleader action, or any other civil action with regard to this Agreement.

The parties hereto covenant and agree that in performing any of its duties under this Escrow Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.

Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided in this Escrow Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement. Escrow Agent shall not incur any liability for any loss or fund due to bank or other depository failure, suspension or cessation of business or any action or inaction on the part of the bank or other depository. Escrow Agent is specifically authorized to refuse to act except upon the written instructions of Purchaser and Seller.

Purchaser and Seller hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable cost of investigation and attorneys' fees and disbursements which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder.

If Purchaser should subsequently deliver any additional Earnest Money to Escrow Agent in connection with the sale contemplated by this Escrow Agreement, Escrow Agent shall hold such additional Earnest Money under the terms of this Escrow Agreement, unless instructed otherwise in writing by the parties.

[Signatures are set forth on the immediately following page.]

SELLER:

GOODWILL HUNTING, LLC, a Georgia limited liability company

By: *[signature]*
Name: Adam Desmond
Its: CEO

Date: 5/1/2024

[SIGNATURES CONTINUED ON FOLLOWING PAGE.]

PURCHASER:

BIBB COUNTY HOLDINGS II, LLC,
a Georgia limited liability company

By: Health Systems Real Estate, Inc., a Georgia nonprofit corporation, its sole member

By: ______________________
Name: Ronnie D. Rollins
Title: President

Date: 5/1/2024

[SIGNATURES CONTINUED ON FOLLOWING PAGE.]

ESCROW AGENT:

SHORT COMMERCIAL TITLE & ESCROW, LLC,
a Georgia limited liability company
(d/b/a Hughes White Kralicek Short)

____
R. Matthew Short, Esq.

[CORPORATE SEAL]

Date: May 1, 2024

[END OF SIGNATURES.]